EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-226246 of our report dated March 23, 2018, relating to the consolidated financial statements of comScore, Inc. and of our report dated March 23, 2018, on the effectiveness of comScore, Inc.'s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of comScore, Inc.’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of comScore, Inc. for the year ended December 31, 2017, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

October 15, 2018